Exhibit 99.1
INSTRUCTIONS FOR USE OF FARMERS NATIONAL BANC CORP.
RIGHTS CERTIFICATE
CONSULT THE INFORMATION AGENT, YOUR BANK OR YOUR BROKER
AS TO ANY QUESTIONS
     The following instructions relate to a rights offering (the “Rights Offering”) by Farmers National Banc Corp. (“we”, “us” or “our”) to the holders of record (the “Recordholders”) of our common shares, no par value (the “Common Shares”), as described further in the accompanying prospectus dated December [•], 2010 (the “Prospectus”). Recordholders of the Common Shares as of 5:00 p.m., Eastern Time, on October 25, 2010 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Subscription Rights”) to subscribe for and purchase Common Shares. In the Rights Offering, we are offering up to an aggregate of [•] Common Shares to be issued upon the exercise of the Subscription Rights.
     The Subscription Rights are evidenced by a subscription rights certificate (the “Rights Certificate”). The Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned to anyone else. The Subscription Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [•], 2011, unless we extend the period of the Rights Offering beyond such date (as such date may be extended, the “Expiration Date”) or cancel the Rights Offering earlier.
     As described in the accompanying Prospectus, each Recordholder will receive, at no charge, one Subscription Right for each Common Share owned at 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right will allow the holder to subscribe for [•] Common Shares (the “Basic Subscription Right”) at a subscription price of $[•] per share (the “Subscription Price”). For example, if a Recordholder owned 100 Common Shares as of 5:00 p.m., Eastern Time, on the Record Date, the Recordholder would receive 100 Subscription Rights and would have the right to purchase [•] Common Shares. Fractional Common Shares resulting from the exercise of the Basic Subscription Right will be eliminated by rounding down to the nearest whole Common Share.
     In the event a Recordholder purchases all of the Common Shares available pursuant to the Basic Subscription Right, such Recordholder may also exercise an oversubscription privilege (the “Oversubscription Privilege”) to purchase a portion of any Common Shares that are not purchased by our shareholders through the exercise of their Basic Subscription Rights (the “Unsubscribed Shares”), subject to availability, purchase and ownership limits and the allocation process more fully described in the Prospectus. If sufficient Common Shares are available, we will seek to honor the oversubscription requests in full. If oversubscription requests exceed the number of Common Shares available, we will allocate the available Common Shares among Recordholders who oversubscribed by multiplying the number of Common Shares requested by each Recordholder through the exercise of their Oversubscription Privilege by a fraction which equals (x) the number of Common Shares available to be issued through Oversubscription Privileges, divided by (y) the total number of Common Shares requested by all subscribers through the exercise of their Oversubscription Privileges. As described above for the Basic Subscription Right, fractional Common Shares resulting from the exercise of the Oversubscription Privilege will be eliminated by rounding down to the nearest whole Common Share.
     Each Recordholder is required to submit payment in full for all the Common Shares they wish to buy pursuant to the Basic Subscription Right and the Oversubscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the Expiration Date, if a Recordholder wishes to maximize the number of Common Shares purchased pursuant to the Oversubscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of Unsubscribed Shares available, assuming that no shareholder other than the Recordholder has purchased any Common Shares pursuant to their Basic Subscription Right.
     Please refer to the Prospectus section entitled “THE RIGHTS OFFERING — Regulatory Limitation,” for purchase and ownership limitations.
     Each Recordholder will be required to submit payment in full for all of the Common Shares that the Recordholder wishes to buy in the Rights Offering before the Expiration Date. Any excess subscription payments received by BNY Mellon Shareowner Services (the “Subscription Agent”) will be returned, without interest, as soon as practicable following the completion of the Rights Offering.

     The Subscription Agent must receive your Rights Certificate or a properly completed and delivered Notice of Guaranteed Delivery, in either case with full payment of the total aggregate Subscription Price, including final clearance of any uncertified personal checks, before 5:00 p.m., Eastern Time, on the Expiration Date. Once you have exercised your Subscription Rights, you cannot revoke the exercise of your Subscription Rights. If you do not exercise your Subscription Rights before the Expiration Date, then they will expire and you will have no further rights under them.
     The number of Subscription Rights to which you are entitled and the corresponding number of Common Shares that you may subscribe to purchase in the Rights Offering are printed on the face of your Rights Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate portions of your Rights Certificate and returning the Rights Certificate to the Subscription Agent in the envelope provided.
     THE RIGHTS CERTIFICATE, OR NOTICE OF GUARANTEED DELIVERY, IN EITHER CASE WITH FULL PAYMENT OF THE TOTAL AGGREGATE SUBSCRIPTION PRICE FOR ALL COMMON SHARES SUBSCRIBED FOR IN THE RIGHTS OFFERING, INCLUDING FINAL CLEARANCE OF ANY UNCERTIFIED PERSONAL CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT BEFORE 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE. ONCE A RECORDHOLDER HAS EXERCISED ANY SUBSCRIPTION RIGHTS, SUCH EXERCISE MAY NOT BE REVOKED (UNLESS WE ARE REQUIRED BY LAW TO PERMIT REVOCATION). SUBSCRIPTION RIGHTS THAT ARE NOT EXERCISED PRIOR TO 5:00 P.M., EASTERN TIME, ON THE EXPIRATION DATE WILL EXPIRE.
1. Method of Subscription — Exercise of Subscription Rights
     To exercise your Subscription Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Subscription Rights, together with payment in full of the total aggregate Subscription Price for all of the Common Shares you intend to purchase in the Rights Offering, to the Subscription Agent by no later than 5:00 p.m., Eastern Time, on the Expiration Date. Your full payment will be held in a segregated account to be maintained by the Subscription Agent.
     Payment of the total aggregate Subscription Price must be made in U.S. dollars and must be delivered by check or bank draft drawn upon a U.S. bank payable to “BNY Mellon Shareowner Services.”
Payments will be deemed to have been received upon:
•	clearance of any uncertified check; or
•	receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank.
If paying by uncertified personal check, please note that the funds paid thereby may take five or more business days to clear. Accordingly, Recordholders who wish to pay the total aggregate Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clears by such date.
     The Rights Certificate and full payment of the total aggregate Subscription Price must be delivered to the Subscription Agent by one of the methods described below:

By mail:	By overnight courier or by hand:
BNY Mellon Shareowner Services	BNY Mellon Shareowner Services
Attn: Corporate Action Department,	Attn: Corporate Action Department,
27th Floor	27th Floor
P.O. Box 3301	480 Washington Boulevard
South Hackensack, New Jersey 07606	Jersey City, New Jersey 07310
Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

     If you have any questions, require any assistance in exercising your Subscription Rights, or require additional copies of relevant documents, please contact the Information Agent, BNY Mellon Shareowner Services, by telephone, if you are located within the U.S., Canada or Puerto Rico, at (866) 365-9071 (toll free) or, if you are located outside the U.S., at (201) 680-6575 (collect).
     By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf. Alternatively, you may request a member firm of a registered national securities exchange or a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the U.S., or a bank, stockbroker, savings and loan association or credit union with membership in an approved signature guarantee medallion program, pursuant to Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended (each an “Eligible Institution”), to deliver a written guarantee in the form included with these instructions (the “Notice of Guaranteed Delivery”), together with payment in full of the total aggregate Subscription Price, to the Subscription Agent by the Expiration Date. Such Notice of Guaranteed Delivery must state your name, the number of Subscription Rights represented by your Rights Certificate, the number of Common Shares that you intend to purchase in the Rights Offering, and that you will guarantee the delivery to the Subscription Agent of a properly completed and executed Rights Certificate evidencing such election in the Rights Offering by no later than three business days after the Expiration Date. For purposes of such Notice of Guaranteed Delivery, “business day” means any day on which trading is conducted on the Over-The-Counter Bulletin Board. If this procedure is followed, the properly completed Rights Certificate must be received by the Subscription Agent within three business days after the Expiration Date. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as the Rights Certificate at the address set forth above or may be transmitted, if transmitted by an Eligible Institution, to the Subscription Agent by facsimile transmission to Facsimile No. [•]. You should confirm receipt of all facsimile transmissions by calling the Subscription Agent at [•]. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Information Agent by calling, if you are located within the U.S., Canada or Puerto Rico, at (866) 365-9071 (toll free) or, if you are located outside the U.S., at (201) 680-6575 (collect).
     If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total aggregate Subscription Price, then you will be deemed to have exercised the maximum number of Subscription Rights that may be exercised with the amount of payment that you delivered to the Subscription Agent. If the Subscription Agent does not apply your full payment to your purchase of Common Shares, any excess subscription payment received by the Subscription Agent will be returned to you, without interest, as soon as practicable following the completion of the Rights Offering.
     Brokers, custodian banks, and other nominee holders of Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to us and the Subscription Agent, with respect to each beneficial owner of Subscription Rights (including such nominee itself) on whose behalf such nominee holder is acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of Common Shares subscribed for in the Rights Offering.
2. Share Certificate and Excess Payment Deliveries
     The following deliveries and payments will be made in the name and address shown on the face of your Rights Certificate, unless you provide instructions to the contrary in your Rights Certificate:
•	As soon as practicable after the Expiration Date and the valid exercise of your Subscription Rights, the Subscription Agent will mail to you a certificate representing the Common Shares you purchased pursuant to the exercise of your Subscription Rights.
•	Excess Subscription Payments. As soon as practicable after the Expiration Date, any excess subscription payment that you have paid to the Subscription Agent will be returned, without interest, to you.

3. Execution
     Execution by Recordholder. The signature on the Rights Certificate must correspond with the name of the Recordholder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.
     Execution by Person Other than a Recordholder. If the Rights Certificate is executed by a person other than the Recordholder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same, unless, for good cause, the Subscription Agent dispenses with proof of authority.
4. Method of Delivery
     The method of delivery of the Rights Certificate and payment of the total aggregate Subscription Price will be at the election and risk of the Recordholder. However, if you elect to exercise your Subscription Rights, we urge you to consider using a certified check or bank draft drawn upon a U.S. bank to ensure that the Subscription Agent receives your funds prior to 5:00 p.m., Eastern Time, on the Expiration Date. If you send an uncertified personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, which may take five or more business days. However, if you send a certified check or bank draft drawn upon a U.S. bank directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such instruments. Recordholders that wish to pay the total aggregate Subscription Price by means of an uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure such payment is received and clears by such date.

5. Special Provisions Relating to the Delivery of Subscription Rights through the Depository Trust Company
     In the case of Subscription Rights that are held of record through the Depository Trust Company (“DTC”), exercises of the Subscription Rights may be effected by instructing DTC to transfer the Subscription Rights from the DTC account of such holder to the DTC account of the Subscription Agent and by delivering to the Subscription Agent the required certification as to the number of Common Shares subscribed for in the Rights Offering by each beneficial owner of Subscription Rights on whose behalf such nominee is acting, together with payment in full of the total aggregate Subscription Price to the Subscription Agent for all of the Common Shares subscribed in the Rights Offering on behalf of all such beneficial owners.

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